Filed pursuant to 424(b)(2)

Registration Statement No. 333-269296

GS Finance Corp. $11,107,620 Basket-Linked Buffer Autocallable Securities due 2028 guaranteed by The Goldman Sachs Group, Inc.

The notes do not bear interest. The amount that you will be paid on your notes is based on the performance of a weighted basket comprised of the EURO STOXX 50® Index (40.00% weighting), the Nikkei 225 (25.00% weighting), the FTSE® 100 Index (17.50% weighting), the Swiss Market Index (10.00% weighting) and the S&P/ASX 200 Index (7.50% weighting).The notes will mature on the stated maturity date (June 30, 2028) unless they are automatically called on the call observation date (July 1, 2024).

The initial basket level is 100 and the closing level of the basket on the call observation date and the determination date (June 28, 2028), as applicable, will equal the sum of the products, as calculated for each basket index, of: (i) its closing level on the call observation date or determination date, as applicable, divided by (ii) its initial basket index level (4,344.75 with respect to the EURO STOXX 50® Index, 33,193.99 with respect to the Nikkei 225, 7,500.49 with respect to the FTSE® 100 Index, 11,183.55 with respect to the Swiss Market Index and 7,196.541 with respect to the S&P/ASX 200 Index) multiplied by (iii) its initial weighted value.

Unless your notes are automatically called, if the final basket level (the closing level of the basket on the determination date) is greater than the initial basket level, then the return on the notes will be positive and equal the basket return (which is the percentage increase or decrease in the final basket level from the initial basket level) multiplied by the upside gearing of 2.71.

If the final basket level declines by up to 20.00% from the initial basket level, you will receive the face amount of your notes at maturity.

If the final basket level is less than the downside threshold of 80.00% of the initial basket level, the return on your notes will be negative and you will lose 1.00% of the face amount of your notes for every 1.00% decline in the level of the basket beyond the downside threshold.

Your notes will be automatically called if the closing level of the basket on the call observation date is greater than or equal to the initial basket level, resulting in a payment on the call payment date (July 5, 2024) for each $10 face amount of your notes equal to $10.80.

If your notes are outstanding at maturity, we will calculate the basket return to determine your payment at maturity. At maturity, for each $10 face amount of your notes outstanding, you will receive an amount in cash equal to:

•
if the final basket level is greater than the initial basket level, the sum of (i) $10 plus (ii) the product of (a) the basket return times (b) the upside gearing times (c) $10;
•
if the final basket level is equal to or less than the initial basket level but greater than or equal to the downside threshold of 80.00% of the initial basket level, $10; or
•
if the final basket level is less than the downside threshold of 80.00% of the initial basket level, the sum of (i) $10 plus (ii) the product of (a) the sum of the basket return plus 20.00% times (b) $10. You will receive less than the face amount of your notes at maturity and you will lose 80.00% of your investment in the notes if the final basket level is zero.

Declines in one basket index may offset increases in the other basket indices. Due to the unequal weighting of each basket index, the performances of the basket indices with greater weights will have a significantly larger impact on the return on your notes than the performances of the basket indices with lesser weights.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page S-11.

The estimated value of your notes at the time the terms of your notes are set on the trade date is equal to approximately $9.52 per $10 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	June 30, 2023	Original issue price:	100.00% of the face amount
Underwriting discount:	2.50% of the face amount	Net proceeds to the issuer:	97.50% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC	UBS Financial Services Inc.
Selling Agent

Amendment No. 1 dated June 30, 2023 to Prospectus Supplement No. 10,533 dated June 28, 2023.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $9.52 per $10 face amount, which is less than the original issue price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $0.43 per $10 face amount).

Prior to September 28, 2023, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis over the period from the time of pricing through September 27, 2023). On and after September 28, 2023, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp., and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this prospectus supplement and the accompanying documents listed below. This prospectus supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

●
Underlier supplement no. 34 dated June 9, 2023
●
Prospectus supplement dated February 13, 2023
●
Prospectus dated February 13, 2023

The information in this prospectus supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

Please note that, for purposes of this prospectus supplement, references in the underlier supplement no. 34 to “underlier(s)”, “indices”, “exchange-traded fund(s)” and “underlier sponsor” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “underlying ETF(s)” and “underlying index sponsor”, respectively.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below and under “Specific Terms of Your Notes” on page S-21. Please note that in this prospectus supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated February 13, 2023, references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated February 13, 2023, for Medium-Term Notes, Series F, and references to the “accompanying underlier supplement no. 34” mean the accompanying underlier supplement no. 34 dated June 9, 2023, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

Key Terms

Issuer: GS Finance Corp.

Guarantor: The Goldman Sachs Group, Inc.

Underlying basket: a weighted basket comprised of five underlying basket indices

Underlying basket indices: the EURO STOXX 50® Index (Bloomberg symbol, “SX5E Index”), as sponsored and maintained by STOXX Limited; the Nikkei 225 (Bloomberg symbol, “NKY Index”), as published by Nikkei Inc.; the FTSE® 100 Index (Bloomberg symbol, “UKX Index”), as published by FTSE Russell; the Swiss Market Index (Bloomberg symbol, “SMI Index”), as published by SIX Group Ltd.; and the S&P/ASX 200 Index (Bloomberg symbol, “AS51 Index”), as published by S&P Dow Jones Indices LLC; see “The Underlying Basket and the Underlying Basket Indices” on page S-30

Specified currency: U.S. dollars (“$”)

Face amount: each note will have a face amount equal to $10; $11,107,620 in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement

Denominations: $10 and integral multiples of $10 in excess thereof

Minimum purchase amount: in connection with the initial offering of the notes, the minimum face amount of notes that may be purchased by any investor is $1,000

Supplemental plan of distribution: GS Finance Corp. will sell to Goldman Sachs & Co. LLC (“GS&Co.”), and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this prospectus supplement, and to UBS Financial Services Inc. at such price less a concession not in excess of 2.50% of the face amount. See “Supplemental Plan of Distribution” on page S-42

Purchase at amount other than face amount: the amount we will pay you for your notes on the call payment date or the stated maturity date, as the case may be, will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the call payment date or the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. Also, the stated downside threshold would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at face amount. See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” on page S-14 of this prospectus supplement

Supplemental discussion of U.S. federal income tax consequences: you will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as a pre-paid derivative contract in respect of the underlying basket indices, as described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below. Pursuant to this approach, it is the opinion of Sidley Austin LLP that upon the sale, exchange, redemption or maturity of your notes, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount realized on the sale, exchange, redemption or maturity and your tax basis in your notes. No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. The Internal Revenue Service might assert that a treatment other than that described above is more appropriate (including on a retroactive basis) and the timing and character of income in respect of the notes might differ from the treatment described above.

Automatic call feature: if, as measured on the call observation date, the closing level of the underlying basket is greater than or equal to the autocall barrier, your notes will be automatically called; if your notes are automatically called on the call observation date, on the call payment date you will receive the amount specified under “Call return” below, which is an amount in cash equal to the sum of (i) $10 plus (ii) the product of $10 times the call return, and no further payments will be made since your notes will no longer be outstanding. If the closing level of the underlying basket is below the autocall barrier on the call observation date, the notes will not be automatically called.

Cash settlement amount (on the call payment date): if your notes are automatically called on the call observation date because the closing level of the underlying basket is greater than or equal to the autocall barrier, for each $10 face amount of your notes, on the call payment date, we will pay you the amount specified under “Call return” below, which is an amount in cash equal to the sum of (i) $10 plus (ii) the product of $10 times the call return

Cash settlement amount (on the stated maturity date): if your notes are not automatically called, for each $10 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

•
if the final underlying basket level is greater than the initial underlying basket level, the sum of (i) $10 plus (ii) the product of the underlying basket return times $10 times the upside gearing;
•
if the final underlying basket level is equal to or less than the initial underlying basket level but greater than or equal to the downside threshold, $10; or
•
if the final underlying basket level is less than the downside threshold, the sum of (i) $10 plus (ii) the product of (a) $10 times (b) the sum of the underlying basket return plus the buffer, resulting in a loss of 1% of the face amount of your notes for every 1% that the decline in the underlying basket from the trade date to the determination date exceeds the buffer.

Upside gearing: 2.71

Downside threshold: 80.00% of the initial underlying basket level

Buffer: 20.00%

Initial underlying basket level: 100

Initial weighted value: the initial weighted value for each of the underlying basket indices is expected to equal the product of the initial weight of such underlying basket index times the initial underlying basket level. The initial weight of each underlying basket index is shown in the table below:

Underlying Basket Index	Initial Weight in Underlying Basket
EURO STOXX 50® Index	40.00%
Nikkei 225	25.00%
FTSE® 100 Index	17.50%
Swiss Market Index	10.00%
S&P/ASX 200 Index	7.50%

Initial EURO STOXX 50® Index level: 4,344.75, which is the closing level of the underlying basket index on the trade date

Initial Nikkei 225 level: 33,193.99, which is the closing level of the underlying basket index on the trade date

Initial FTSE® 100 Index level: 7,500.49, which is the closing level of the underlying basket index on the trade date

Initial Swiss Market Index level: 11,183.55, which is the closing level of the underlying basket index on the trade date

Initial S&P/ASX 200 Index level: 7,196.541, which is the closing level of the underlying basket index on the trade date

Final underlying basket level: the closing level of the underlying basket on the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-24

Closing level of the underlying basket: on any trading day, the sum of the following: (i) the closing level of the EURO STOXX 50® Index on such trading day divided by the initial EURO STOXX 50® Index level, multiplied by the initial weighted value of the EURO STOXX 50® Index plus (ii) the closing level of the Nikkei 225 on such trading day divided by the initial Nikkei 225 level, multiplied by the initial weighted value of the Nikkei 225 plus (iii) the closing level of the FTSE® 100 Index on such trading day divided by the initial FTSE® 100 Index level, multiplied by the initial weighted value of the FTSE® 100 Index plus (iv) the closing level of the Swiss Market Index on such trading day divided by the initial Swiss Market Index level, multiplied by the initial weighted value of the Swiss Market Index plus (v) the closing level of the S&P/ASX 200 Index on such trading day divided by the initial S&P/ASX 200 Index level, multiplied by the initial weighted value of the S&P/ASX 200 Index

Closing level: as described under “Specific Terms of Your Notes —Special Calculation Provisions — Closing Level” on page S-26

Underlying basket return: the quotient of (i) the final underlying basket level minus the initial underlying basket level divided by (ii) the initial underlying basket level, expressed as a percentage

Defeasance: not applicable

No listing: the offered notes will not be listed or displayed on any securities exchange or interdealer market quotation system

Business day: as described under “Specific Terms of Your Notes —Special Calculation Provisions — Business Day” on page S-26

Trading day: as described under “Specific Terms of Your Notes —Special Calculation Provisions — Trading Day” on page S-26

Trade date: June 28, 2023

Original issue date (settlement date): June 30, 2023

Determination date: June 28, 2028, subject to adjustment as described under “Specific Terms of Your Notes — Determination Date” on page S-23

Stated maturity date: June 30, 2028, subject to adjustment as described under “Specific Terms of Your Notes — Stated Maturity Date” on page S-23

Autocall barrier: 100.00% of the initial underlying basket level

Call return: with respect to the call payment date, 8.00%, resulting in a payment on the call payment date equal to $10.80 for each $10 of the face amount of your notes

Call observation date: July 1, 2024, subject to adjustment as described under “Specific Terms of Your Notes — Call Observation Date” on page S-23.

Call payment date: July 5, 2024, subject to adjustment as described under “Specific Terms of Your Notes — Call Payment Date” on page S-24.

No interest: the offered notes do not bear interest

Calculation agent: GS&Co.

CUSIP no.: 36265J672

ISIN no.: US36265J6727

FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

HYPOTHETICAL EXAMPLES

(Hypothetical terms only. Actual terms may vary.)

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical closing levels of the underlying basket or hypothetical closing levels of the underlying basket indices, as applicable, on the call observation date and on the determination date could have on the cash settlement amount on the call payment date or on the stated maturity date, as the case may be, assuming all other variables remain constant.

The examples below are based on a range of final underlying basket levels and closing levels of the underlying basket indices that are entirely hypothetical; no one can predict what the level of the underlying basket will be on any day throughout the life of your notes, what the closing level of the underlying basket will be on the call observation date or what the final underlying basket level will be on the determination date. The underlying basket indices have been highly volatile in the past — meaning that the levels of the underlying basket indices have changed substantially in relatively short periods — and their performance cannot be predicted for any future period.

The information in the following examples reflects the hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the call payment date or the stated maturity date. If you sell your notes in a secondary market prior to the call payment date or the stated maturity date, as the case may be, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlying basket indices, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page S-11 of this prospectus supplement. The information in the examples also reflect the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$10
Upside gearing	2.71
Downside threshold	80.00% of the initial underlying basket level
Buffer	20.00%
Call return	8.00%

Neither a market disruption event nor a non-trading day occurs with respect to any underlying basket index on the originally scheduled call observation date or the originally scheduled determination date

No change in or affecting any of the underlying basket indices or the methods by which any of the underlying basket index sponsors calculates any underlying basket index
Notes purchased on original issue date at the face amount and held to the call payment date or the stated maturity date

For these reasons, the actual performance of the underlying basket over the life of your notes as well as the actual underlying basket level on the call observation date may bear little relation to the hypothetical examples shown below or to the historical levels of each underlying basket index shown elsewhere in this prospectus supplement. For information about the historical levels of the underlying basket indices during recent periods, see “The Underlying Basket and The Underlying Basket Indices — Historical Closing Levels of the Underlying Basket Indices” on page S-33. Before investing in the notes, you should consult publicly available information to determine the levels of the underlying basket indices between the date of this prospectus supplement and the date of your purchase of the notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlying basket indices.

Hypothetical Amount In Cash Payable on the Call Payment Date

The following example reflects the hypothetical cash settlement amount that you could receive on the call payment date.

If, for example, your notes are automatically called on the call observation date (i.e., on the call observation date the closing level of the underlying basket is greater than or equal to the autocall barrier), the cash settlement amount that we would deliver for each $10 face amount of your notes on the call payment date would be the sum of $10 plus the product of the call return times $10. Therefore, for example, if the closing level of the underlying basket on the call observation date were determined to be 120.000% of the initial underlying basket level, your notes would be automatically called and the cash settlement amount that we would deliver on your notes on the call payment date would be 108.000% of the face amount of your notes or $10.80 for each $10 of the face amount of your notes. Even if the closing level of the underlying basket on the call observation date exceeds the autocall barrier, causing the notes to be automatically called, the cash settlement amount on the call payment date will be limited due to the call return, and you will not participate in any increase in the closing level of the underlying basket above the autocall barrier on the call observation date.

Hypothetical Cash Settlement Amount at Maturity

If the notes are not automatically called on the call observation date (i.e., on the call observation date the closing level of the underlying basket is less than the autocall barrier) the cash settlement amount we would deliver for each $10 face amount of your notes on the stated maturity date will depend on the performance of the underlying basket on the determination date, as shown in the table below. The table below assumes that the notes have not been automatically called on the call observation date and reflects hypothetical cash settlement amounts that you could receive on the stated maturity date.

The levels in the left column of the table below represent hypothetical final underlying basket levels and are expressed as percentages of the initial underlying basket level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlying basket level, and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $10 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlying basket level and the assumptions noted above.

The Notes Have Not Been Automatically Called

Hypothetical Final Underlying Basket Level	Hypothetical Cash Settlement Amount at Maturity
(as Percentage of Initial Underlying Basket Level)	(as Percentage of Face Amount)
150.000%	235.500%
125.000%	167.750%
110.000%	127.100%
100.000%	100.000%
90.000%	100.000%
85.000%	100.000%
80.000%	100.000%
75.000%	95.000%
50.000%	70.000%
25.000%	45.000%
0.000%	20.000%

If, for example, the notes have not been automatically called on the call observation date and the final underlying basket level were determined to be 25.000% of the initial underlying basket level, the cash settlement amount that we would deliver on your notes at maturity would be 45.000% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 55.000% of your investment, which is equivalent to losing 1.000% of the face amount of your notes for every 1.000% that the decline in the underlying basket from the trade date to the determination date exceeds 20.000% (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment).

Alternatively, if, for example, the notes have not been automatically called on the call observation date and the final underlying basket level were determined to be 90.000% of the initial underlying basket level, the cash settlement amount that we would deliver on your notes at maturity would be 100.000% of the face amount of your notes, as shown in the table above.

If, however, the notes have not been automatically called on the call observation date and the final underlying basket level were determined to be 150.000% of the initial underlying basket level, the cash settlement amount that we would deliver on your notes at maturity would be 235.500% of the face amount of your notes, as shown in the table above. Since the hypothetical final underlying basket level is greater than the initial underlying basket level, the underlying basket return is enhanced by the upside gearing and the cash settlement amount that we would deliver on your notes at maturity would be 235.500% of the face amount of your notes, as shown in the table above.

The following examples illustrate the hypothetical cash settlement amount at maturity for each note based on hypothetical final levels of the underlying basket indices, calculated based on the key terms and assumptions above. The levels in Column A represent hypothetical initial levels for each underlying basket index, and the levels in Column B represent hypothetical final levels for each underlying basket index. The percentages in Column C represent hypothetical final levels for each underlying basket index in Column B expressed as percentages of the corresponding hypothetical initial levels in Column A. The amounts in Column D represent the applicable initial weighted value for each underlying basket index, and the amounts in Column E represent the products of the percentages in Column C times the corresponding amounts in Column D. The final underlying basket level for each example is shown beneath each example, and equals the sum of the products shown in Column E. The underlying basket return for each example is shown beneath the final underlying basket level for such example, and equals the quotient of (i) the final underlying basket level for such example minus the initial underlying basket level divided by (ii) the initial underlying basket level, expressed as a percentage. The values below have been rounded for ease of analysis.

Example 1: The final underlying basket level is greater than the initial underlying basket level.

	Column A	Column B	Column C	Column D	Column E

Underlying Basket Index	Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C x Column D
EURO STOXX 50® Index	4,344.75	4,561.99	105.00%	40.00	42.00
Nikkei 225	33,193.99	34,853.69	105.00%	25.00	26.25
FTSE® 100 Index	7,500.49	7,875.51	105.00%	17.50	18.38
Swiss Market Index	11,183.55	11,742.73	105.00%	10.00	10.50
S&P/ASX 200 Index	7,196.541	7,556.368	105.00%	7.50	7.88
			Final Underlying Basket Level:		105.00
			Underlying Basket Return:		5.00%

In this example, all of the hypothetical final levels for the underlying basket indices are greater than the applicable initial levels, which results in the hypothetical final underlying basket level being greater than the initial underlying basket level of 100.00. Since the hypothetical final underlying basket level was determined to be 105.00, the hypothetical cash settlement amount for each $10 face amount of your notes will equal:

Cash settlement amount = $10 + ($10 × 2.71 x 5.00%) = $11.355

Example 2: The final underlying basket level is less than the initial underlying basket level, but greater than the downside threshold. The cash settlement amount equals the $10 face amount.

	Column A	Column B	Column C	Column D	Column E

Underlying Basket Index	Hypothetical Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C x Column D
EURO STOXX 50® Index	4,344.75	3,910.28	90.00%	40.00	36.00
Nikkei 225	33,193.99	29,874.59	90.00%	25.00	22.50
FTSE® 100 Index	7,500.49	6,750.44	90.00%	17.50	15.75
Swiss Market Index	11,183.55	10,065.20	90.00%	10.00	9.00
S&P/ASX 200 Index	7,196.541	6,476.887	90.00%	7.50	6.75

			Final Underlying Basket Level:	90.00
			Underlying Basket Return:	-10.00%

In this example, all of the hypothetical final levels for the underlying basket indices are less than the applicable hypothetical initial levels, which results in the hypothetical final underlying basket level being less than the initial underlying basket level of 100. Since the hypothetical final underlying basket level was determined to be 90.00, which is more than the downside threshold of 80.00% of the initial underlying basket level but less than the initial underlying basket level of 100, the hypothetical cash settlement amount for each $10 face amount of your notes will equal the face amount, or $10.

Example 3: The final underlying basket level is less than the downside threshold. The cash settlement amount is less than the $10 face amount.

	Column A	Column B	Column C	Column D	Column E

Underlying Basket Index	Hypothetical Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C x Column D
EURO STOXX 50® Index	4,344.75	651.71	15.00%	40.00	6.00
Nikkei 225	33,193.99	4,979.10	15.00%	25.00	3.75
FTSE® 100 Index	7,500.49	7,500.49	100.00%	17.50	17.50
Swiss Market Index	11,183.55	11,407.22	102.00%	10.00	10.20
S&P/ASX 200 Index	7,196.541	7,340.472	102.00%	7.50	7.65

			Final Underlying Basket Level:		45.10
			Underlying Basket Return:		-54.90%

In this example, the hypothetical final levels of the EURO STOXX 50® Index and the Nikkei 225 are less than their initial levels, while the hypothetical final level of the FTSE® 100 Index is equal to its hypothetical initial level and the hypothetical final levels of the Swiss Market Index and the S&P/ASX 200 Index are greater than their applicable hypothetical initial levels.

Because the underlying basket is unequally weighted, increases in the lower weighted underlying basket indices will be offset by decreases in the more heavily weighted underlying basket indices. In this example, the large declines in the EURO STOXX 50® Index and the Nikkei 225 result in the hypothetical final underlying basket level being less than the downside threshold of 80.00% of the initial underlying basket level even though the FTSE® 100 Index remained flat and the Swiss Market Index and the S&P/ASX 200 Index increased.

Since the hypothetical final underlying basket level of 45.10 is less than the downside threshold of 80.00% of the initial underlying basket level, the hypothetical cash settlement amount for each $10 face amount of your notes will equal:

Cash settlement amount = $10 + ($10 × (-54.90% + 20.00%)) = $6.51

Example 4: The final underlying basket level is less than the downside threshold. The cash settlement amount is less than the $10 face amount.

	Column A	Column B	Column C	Column D	Column E

Underlying Basket Index	Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C x Column D
EURO STOXX 50® Index	4,344.75	1,737.90	40.00%	40.00	16.00
Nikkei 225	33,193.99	13,277.60	40.00%	25.00	10.00
FTSE® 100 Index	7,500.49	3,000.20	40.00%	17.50	7.00
Swiss Market Index	11,183.55	4,473.42	40.00%	10.00	4.00
S&P/ASX 200 Index	7,196.541	2,878.616	40.00%	7.50	3.00

			Final Underlying Basket Level:		40.00
			Underlying Basket Return:		-60.00%

In this example, all of the hypothetical final levels for the basket indices are less than the applicable initial levels, which results in the hypothetical final underlying basket level being less than the initial underlying basket level of 100.00. Since the hypothetical final underlying basket level of 40.00 is less than the downside threshold of 80.00% of the initial underlying basket level, the hypothetical cash settlement amount for each $10 face amount of your notes will equal:

Cash settlement amount = $10 + ($10 × (-60.00% + 20.00%)) = $6.00

The cash settlement amounts shown above are entirely hypothetical; they are based on levels for the underlying basket indices that may not be achieved on the call observation date or the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-13.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a bond bought by the holder and one or more options entered into between the holder and us. Therefore, the terms of the notes may be impacted by the various factors mentioned under “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-12. The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this prospectus supplement.

We cannot predict the actual closing level of the underlying basket on any day, the final underlying basket level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the level of each underlying basket index and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive on the call payment date or at maturity and the rate of return on the offered notes will depend on whether or not the notes are automatically called, the actual closing levels of the underlying basket and the actual final underlying basket level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the cash amount to be paid in respect of your notes on the call payment date or the stated maturity date may be very different from the information reflected in the examples above.

Additional Risk Factors Specific to Your Notes

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 34. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying underlier supplement no. 34. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlying index stocks, i.e., with respect to an underlying basket index to which your notes are linked, the stocks comprising such underlying basket index. You should carefully consider whether the offered notes are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for each of your notes on the call payment date or the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the notes will be based on the performance of the underlying basket indices, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 67 of the accompanying prospectus.

You May Lose a Substantial Portion of Your Investment in the Notes

You can lose a substantial portion of your investment in the notes. Assuming your notes are not automatically called, the cash settlement amount on your notes on the stated maturity date will be based on the performance of a weighted basket comprised of the underlying basket indices as measured from the initial underlying basket level of 100 to the final underlying basket level on the determination date. If the final underlying basket level is less than the downside threshold (i.e., the final underlying basket level has declined, relative to the initial underlying basket level, by more than the buffer), you will have a loss for each $10 of the face amount of your notes equal to the sum of the underlying basket return plus the buffer times $10. As specified elsewhere in this prospectus supplement, if the final underlying basket level declines, relative to the initial underlying basket level, by more than the buffer, you will lose 1% of the face amount of your notes for every 1% that such decline exceeds the buffer. Thus, you may lose a substantial portion of your investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the application of the buffer applies only at maturity and the market price of your notes prior to the call payment date or the stated maturity date, as the case may be, may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes even if the level of the underlying basket is not below the downside threshold at the time of sale.

The Cash Settlement Amount You Will Receive on the Call Payment Date or on the Stated Maturity Date is Not Linked to the Closing Level of the Underlying Basket at Any Time Other Than on the Call Observation Date or the Determination Date, as the Case May Be

The cash settlement amount reflecting the call return you will receive on the call payment date, if any, will be paid only if the closing level of the underlying basket on the call observation date is greater than or equal to the autocall barrier. Therefore, the closing level of the underlying basket on dates other than the call observation date will have no effect on any cash settlement amount paid in respect of your notes on the call payment date. In addition, the cash settlement amount you will receive on the stated maturity date will be based on the closing level of the underlying basket on the determination date. Therefore, for example, if the closing level of the underlying basket dropped precipitously on the determination date, the cash settlement amount for the notes would be significantly less than it would otherwise have been had the cash settlement amount been linked to the closing level of the underlying basket prior to such drop. Although the actual closing level of the underlying basket on the call payment date, stated maturity date or at other times during the life of the notes may be higher than the closing level of the underlying basket on the call observation date or the determination date, you will not benefit from the closing levels of the underlying basket at any time other than on the call observation date or on the determination date.

The Cash Settlement Amount You Will Receive on the Call Payment Date Will Be Limited Due to the Call Return

Regardless of the closing level of the underlying basket on the call observation date, the cash settlement amount you may receive on the call payment date is limited. Even if the closing level of the underlying basket on the call observation date exceeds the autocall barrier, causing the notes to be automatically called, the cash settlement amount on the call payment date will be limited due to the call return, and you will not participate in any increase in the closing level of the underlying basket above the autocall barrier on the call observation date. If your notes are automatically called on the call observation date, the maximum payment you will receive for each $10 face amount of your notes will depend on the call return. Additionally, the autocall barrier does not apply on the determination date and you will not be entitled to the call return on the stated maturity date. Assuming your notes are not automatically called and the final underlying basket level is less than the downside threshold, you will be fully exposed to the decline in the level of the underlying basket from the trade date to the determination date in excess of the buffer, and you may lose a significant portion of your investment in the notes.

Your Notes Are Subject to Automatic Redemption

We will automatically call and redeem all, but not part, of your notes on the call payment date, if, as measured on the call observation date, the closing level of the underlying basket is greater than or equal to the autocall barrier. Therefore, the term for your notes may be reduced and you will not receive any further payments on the notes since your notes will no longer be outstanding. You may not be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are automatically called prior to maturity. For the avoidance of doubt, if your notes are automatically called, no discounts, commissions or fees described herein will be rebated or reduced.

If the notes remain outstanding following the call observation date, it means that the closing level of the underlying basket was less than the autocall barrier on the call observation date. The longer the notes are outstanding from the trade date, the less time remains during which the underlying basket will have an opportunity to increase to or above the autocall barrier to be automatically called. The notes will not be automatically called in the event that the underlying basket does not increase to or beyond the autocall barrier.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose and are able to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control and impact the value of bonds and options generally, will influence the market value of your notes, including:

•
the levels of the underlying basket indices;
•
the volatility – i.e., the frequency and magnitude of changes – in the closing levels of the underlying basket indices;
•
the dividend rates of the underlying index stocks;
•
economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the underlying index stocks, and which may affect the closing levels of the underlying basket indices;
•
interest rates and yield rates in the market;
•
the time remaining until your notes mature; and
•
our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your notes may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in notes with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors, and many other factors, will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market-making transaction. If you sell your notes before maturity, you may receive less than the face amount of your notes or the amount you may receive upon an automatic call or, if the notes are not automatically called, the amount you may receive at maturity.

You cannot predict the future performance of the underlying basket indices based on their historical performance or the hypothetical historical performance of the underlying basket. The actual performance of the underlying basket indices over the life of the offered notes, and the cash settlement amount paid on the call payment date or the stated maturity date, as the case may be, may bear little or no relation to the historical closing levels of the underlying basket indices, to the hypothetical historical levels of the underlying basket or to the hypothetical examples shown elsewhere in this prospectus supplement.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount you will be paid for your notes on the stated maturity date or the amount you will be paid on the call payment date will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the call payment date or the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the call payment date or the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount. In addition, the impact of the downside threshold on the return on your investment will depend upon the price you pay for your notes relative to face amount. For example, the downside threshold, while still limiting some downside exposure to the underlying basket, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

A Higher Call Return, a Lower Autocall Barrier and/or a Lower Downside Threshold May Reflect Greater Expected Volatility of the Underlying Basket, and Greater Expected Volatility Generally Indicates An Increased Risk of Declines in the Level of the Underlying Basket and, Potentially, a Significant Loss at Maturity

The economic terms for the notes, including the call return, the autocall barrier and the downside threshold, are based, in part, on the expected volatility of the underlying basket at the time the terms of the notes are set. “Volatility” refers to the frequency and magnitude of changes in the level of the underlying basket.

Higher expected volatility with respect to the underlying basket as of the trade date generally indicates a greater expectation as of that date that (i) the closing level of the underlying basket on the call observation date will be less than the autocall barrier, in which case your notes will not be automatically called and you will not receive the call return, or (ii) the final underlying basket level could ultimately be less than the downside threshold on the determination date, which would result in a loss of a significant portion or all of your investment in the notes. At the time the terms of the notes are set, higher expected volatility will generally be reflected in a higher call return, a lower autocall barrier and/or a lower downside threshold, as compared to otherwise comparable notes issued by the same issuer with the same maturity (taking into account any ability of the issuer to redeem the notes prior to maturity) but with one or more different underlying basket indices. However, there is no guarantee that the higher call return or lower downside threshold set for your notes on the trade date will adequately compensate you, from a risk-potential reward perspective, for the greater risk of your notes not being automatically called or of losing some or all of your investment in the notes.

A relatively higher call return (as compared to otherwise comparable securities), which would increase the positive return if the closing level of the underlying basket is greater than or equal to the autocall barrier on the call observation date, or a relatively lower autocall barrier, generally indicate an increased risk that your notes will not be automatically called on the call payment date.

Similarly, a relatively lower downside threshold (as compared to otherwise comparable securities), which would increase the buffer against the loss of principal, may generally indicate an increased risk that the level of the underlying basket will decrease substantially. This would result in a significant loss at maturity if the final underlying basket level is less than the downside threshold. Further, a relatively lower downside threshold may not indicate that the notes have a greater likelihood of a return of principal at maturity based on the performance of the underlying basket.

You should not take the historical volatility of the underlying basket as an indication of its future volatility. You should be willing to accept the downside market risk of the underlying basket and the potential to lose a significant portion or all of your investment in the notes.

You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock

Investing in your notes will not make you a holder of any of the underlying index stocks. Neither you nor any other holder or owner of your notes will have any rights with respect to the underlying index stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlying index stocks or any other rights of a holder of the underlying index stocks. Your notes will be paid in cash and you will have no right to receive delivery of any underlying index stocks.

The Lower Performance of One Underlying Basket Index May Offset an Increase in the Other Underlying Basket Indices

Declines in the level of one underlying basket index may offset increases in the levels of the other underlying basket indices. As a result, any return on the underlying basket— and thus on your notes — may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes at maturity. In addition, because the underlying basket indices are not equally weighted, increases in the lower weighted underlying basket indices may be offset by even small decreases in the more heavily weighted underlying basket indices.

As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes

As calculation agent for your notes, GS&Co. will have discretion in making certain determinations that affect your notes, including determining: the closing level of the underlying basket on the call observation date; whether your notes will be automatically called; the final underlying basket level on the determination date, which we will use to determine the amount we must pay on the stated maturity date; whether to postpone the call observation date or the determination date because of a market disruption event or a non-trading day; the call observation date; the call payment date and the stated maturity date. The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of the underlying index. See “Specific Terms of Your Notes — Discontinuance or Modification of an Underlying Basket Index” below. The exercise of this discretion by GS&Co. could adversely affect the value of your notes and may present GS&Co. with a conflict of interest. We may change the calculation agent at any time without notice and GS&Co. may resign as calculation agent at any time upon 60 days' written notice to us.

The Calculation Agent Can Postpone the Call Observation Date or the Determination Date, as the Case May Be, If a Market Disruption Event or a Non-Trading Day Occurs or is Continuing

If the calculation agent determines that, on a date that would otherwise be the call observation date or the determination date a market disruption event has occurred or is continuing or that day is not a trading day, the call observation date or the determination date will be postponed until the first following trading day on which the calculation agent determines that, on or subsequent to the originally scheduled determination date, each underlying basket index has had at least one trading day on which no market disruption event has occurred or is continuing. In no case, however, will the call observation date or the determination date be postponed to a date later than the originally scheduled call payment date or the stated maturity date, as applicable, or if the originally scheduled call payment date or the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled call payment date or the stated maturity date. Moreover, if the call observation date or the determination date, as applicable, is postponed to the last possible day, but the market disruption event occurs or is continuing with respect to an underlying basket index that has not yet had such a trading day on which no market disruption event has occurred or is continuing or if such last possible day is not a trading day with respect to such underlying basket index, that day will nevertheless be the call observation date or the determination date, as applicable, for the call payment date or stated maturity date. In such a case, the calculation agent will determine the applicable closing level of such underlying basket index or underlying basket indices for the call observation date or the determination date based on the procedures described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” below.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this prospectus supplement.

Risks Related to Conflicts of Interest

Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

Goldman Sachs has hedged or expects to hedge our obligations under the notes by purchasing listed or over-the-counter options, futures and/or other instruments linked to the underlying basket indices or the underlying index stocks. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlying basket indices or the underlying index stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date for your notes. Alternatively, Goldman Sachs may hedge all or part of our obligations under the notes with unaffiliated distributors of the notes which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to changes in the levels of the underlying basket indices or the underlying index stocks, as applicable.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of Goldman Sachs to the notes including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.

Any of these hedging or other activities may adversely affect the levels of the underlying basket indices — directly or indirectly by affecting the price of the underlying index stocks — and therefore the market value of your notes and the amount we will pay on your notes. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns on hedging or other activities while the value of your notes declines. In addition, if the distributor from which you purchase notes is to conduct hedging activities in connection with the notes, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your notes, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the notes.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your notes, or similar or linked to the underlying basket indices or underlying index stocks. Investors in the notes should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the notes for liquidity, research coverage or otherwise.

Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes

Goldman Sachs actively makes markets in and trades financial instruments for its own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. Goldman Sachs’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which Goldman Sachs takes positions, or expects to take positions, include securities and instruments of the underlying basket indices or underlying index stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated. Market making is an activity where Goldman Sachs buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. As a result, you should expect that Goldman Sachs will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the notes.

If Goldman Sachs becomes a holder of any securities of the underlying basket indices or underlying index stocks in its capacity as a market-maker or otherwise, any actions that it takes in its capacity as securityholder, including voting or provision of consents, will not necessarily be aligned with, and may be inconsistent with, the interests of investors in the notes.

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

Goldman Sachs and its personnel, including its sales and trading, investment research and investment management personnel, regularly make investment recommendations, provide market color or trading ideas, or publish or express independent views in respect of a wide range of markets, issuers, securities and instruments. They regularly implement, or recommend to clients that they implement, various investment strategies relating to these markets, issuers, securities and instruments. These strategies include, for example, buying or selling credit protection against a default or other event involving an issuer or financial instrument. Any of these recommendations and views may be negative with respect to the underlying basket indices or underlying index stocks or other securities or instruments similar to or linked to the foregoing or result in trading strategies that have a negative impact on the market for any such securities or instruments, particularly in illiquid markets. In addition, you should expect that personnel in the trading and investing businesses of Goldman Sachs will have or develop independent views of the underlying basket indices or underlying index stocks, the relevant industry or other market trends, which may not be aligned with the views and objectives of investors in the notes.

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlying Basket Indices or the Issuers of the Underlying Index Stocks or Other Entities That Are Involved in the Transaction

Goldman Sachs regularly provides financial advisory, investment advisory and transactional services to a substantial and diversified client base, and you should assume that Goldman Sachs will, at present or in the future, provide such services or otherwise engage in transactions with, among others, the sponsors of the underlying basket indices or the issuers of the underlying index stocks, or transact in securities or instruments or with parties that are directly or indirectly related to the foregoing. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. You should expect that Goldman Sachs, in providing such services, engaging in such transactions, or acting for its own account, may take actions that have direct or indirect effects on the underlying basket indices or underlying index stocks, as applicable, and that such actions could be adverse to the interests of investors in the notes. In addition, in connection with these activities, certain Goldman Sachs personnel may have access to confidential material non-public information about these parties that would not be disclosed to Goldman Sachs employees that were not working on such transactions as Goldman Sachs has established internal information barriers that are designed to preserve the confidentiality of non-public information. Therefore, any such confidential material non-public information would not be shared with Goldman Sachs employees involved in structuring, selling or making markets in the notes or with investors in the notes.

In this offering, as well as in all other circumstances in which Goldman Sachs receives any fees or other compensation in any form relating to services provided to or transactions with any other party, no accounting, offset or payment in respect of the notes will be required or made; Goldman Sachs will be entitled to retain all such fees and other amounts, and no fees or other compensation payable by any party or indirectly by holders of the notes will be reduced by reason of receipt by Goldman Sachs of any such other fees or other amounts.

The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

A completed offering may reduce Goldman Sachs’ existing exposure to the underlying basket indices or underlying index stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated, including exposure gained through hedging transactions in anticipation of this offering. An offering of notes will effectively transfer a portion of Goldman Sachs’ exposure (and indirectly transfer the exposure of Goldman Sachs’ hedging or other counterparties) to investors in the notes.

The terms of the offering (including the selection of the underlying basket indices or underlying index stocks, and the establishment of other transaction terms) may have been selected in order to serve the investment or other objectives of Goldman Sachs or another client or counterparty of Goldman Sachs. In such a case, Goldman Sachs would typically receive the input of other parties that are involved in or otherwise have an interest in the offering, transactions hedged by the offering, or related transactions. The incentives of these other parties would normally differ from and in many cases be contrary to those of investors in the notes.

Other Investors in the Notes May Not Have the Same Interests as You

Other investors in the notes are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as securityholders or in making requests or recommendations to Goldman Sachs as to the establishment of other transaction terms. The interests of other investors may, in some circumstances, be adverse to your interests. For example, certain investors may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your notes, the underlying basket indices, the underlying index stocks or other similar securities, which may adversely impact the market for or value of your notes.

Additional Risks Related to the Underlying Basket Indices

An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities

The value of your notes is linked to underlying basket indices that are comprised of stocks from one or more foreign securities markets. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effects of Brexit are uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlying Basket Index with Underlying Index Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Notes

Government regulatory action, including legislative acts and executive orders, could cause material changes to the composition of an underlying basket index with underlying index stocks from one or more foreign securities markets and could negatively affect your investment in the notes in a variety of ways, depending on the nature of such government regulatory action and the underlying index stocks that are affected. For example, recent executive orders issued by the United States Government prohibit United States persons from purchasing or selling publicly traded securities of certain companies that are determined to operate or have operated in the defense and related materiel sector or the surveillance technology sector of the economy of the People’s Republic of China, or publicly traded securities that are derivative of, or that are designed to provide investment exposure to, those securities (including indexed notes). If the prohibitions in those executive orders (or prohibitions under other government regulatory action) become applicable to underlying index stocks that are currently included in an underlying basket index or that in the future are included in an underlying basket index, such underlying index stocks may be removed from an underlying basket index. If government regulatory action results in the removal of underlying index stocks that have (or historically have had) significant weight in an underlying basket index, such removal could have a material and negative effect on the level of such underlying basket index and, therefore, your investment in the notes. Similarly, if underlying index stocks that are subject to those executive orders or subject to other government regulatory action are not removed from an underlying basket index, the value of the notes could be materially and negatively affected, and transactions in, or holdings of, the notes may become prohibited under United States law. Any failure to remove such underlying index stocks from an underlying basket index could result in the loss of a significant portion or all of your investment in the notes, including if you attempt to divest the notes at a time when the value of the notes has declined.

Risks Related to Tax

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

The Tax Consequences of an Investment in Your Notes Are Uncertain

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your notes, and any such guidance could adversely affect the value and the tax treatment of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences — United States Holders — Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

Specific Terms of Your Notes

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Please note that in this prospectus supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated February 13, 2023, references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated February 13, 2023, for Medium-Term Notes, Series F, and references to the “accompanying underlier supplement no. 34” mean the accompanying underlier supplement no. 34 dated June 9, 2023, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series F”, that we may issue under the indenture from time to time as described in the accompanying prospectus and accompanying prospectus supplement. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.

This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series F medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described under “Summary Information” in this prospectus supplement, the following terms will apply to your notes:

No interest: we will not pay interest on your notes

Specified currency:

•
U.S. dollars (“$”)

Form of note:

•
global form only: yes, at DTC
•
non-global form available: no

Denominations: each note registered in the name of a holder must have a face amount of $10 or an integral multiple of $10 in excess thereof

Minimum purchase amount: In connection with the initial offering of the notes, the minimum face amount of notes that may be purchased by any investor is $1,000.

Defeasance applies as follows:
•
full defeasance: no
•
covenant defeasance: no

Other terms:

•
the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below
•
a business day for your notes will not be the same as a business day for our other Series F medium-term notes, as described under “— Special Calculation Provisions” below
•
a trading day for your notes will be as described under “— Special Calculation Provisions” below

Please note that the information about the settlement date or trade date, issue price, underwriting discount or commission and net proceeds to GS Finance Corp. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the offered notes. We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, at issue prices and with, underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement. If you have purchased your notes in a market-making transaction after the initial issuance and sale of the offered notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Underlying Basket Indices, Underlying Basket Index Sponsors and Underlying Index Stocks

In this prospectus supplement, when we refer to an underlying basket index, we mean the applicable underlying basket index specified on the front cover page, or any successor index, as each may be modified, replaced or adjusted from time to time as described under “— Payment of Principal on Stated Maturity Date — Discontinuance or Modification of an Underlying Basket Index” below. When we refer to an underlying basket index sponsor as of any time, we mean the entity, including any successor sponsor, that determines and publishes the applicable underlying basket index as then in effect. When we refer to the underlying index stocks of an underlying basket index as of any time, we mean the stocks that comprise the applicable underlying basket index as then in effect, after giving effect to any additions, deletions or substitutions.

Automatic Call Feature

If, as measured on the call observation date, the closing level of the underlying basket is greater than or equal to the autocall barrier, your notes will be automatically called. If your notes are automatically called on the call observation date, on the call payment date, for each $10 face amount of your notes, you will receive an amount in cash equal to the sum of (i) $10 plus (ii) the product of $10 times the call return set forth under “—Call Payment Date” below.

The autocall barrier is 100.00% of the initial underlying basket level.

No further payments will be made on the notes since your notes will no longer be outstanding. The notes will not be automatically called on the call observation date if the closing level of the underlying basket is less than the autocall barrier on that date.

Payment of Principal on Stated Maturity Date

If your notes are not automatically called, for each $10 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

●
if the final underlying basket level is greater than the initial underlying basket level, the sum of (i) $10 plus (ii) the product of the underlying basket return times $10 times the upside gearing;
●
if the final underlying basket level is equal to or less than the initial underlying basket level but greater than or equal to the downside threshold, $10; or
●
if the final underlying basket level is less than the downside threshold, the sum of (i) $10 plus (ii) the product of (a) $10 times (b) the sum of the underlying basket return plus the buffer, resulting in a loss of 1.00% of the face amount of your notes for every 1.00% that the decline in the underlying basket from the trade date to the determination date exceeds the buffer.

The downside threshold is 80.00% of the initial underlying basket level and the buffer is 20.00%.

The calculation agent will determine the final underlying basket level, which will be the closing level of the underlying basket on the determination date. However, the calculation agent will have discretion to adjust the closing level on the call observation date or the determination date or to determine it in a different manner as described under “ — Consequences of a Market Disruption Event or a Non-Trading Day” and “— Discontinuance or Modification of an Underlying Basket Index” below.

The underlying basket return is calculated by subtracting the initial underlying basket level from the final underlying basket level and dividing the result by the initial underlying basket level, with the quotient expressed as a percentage. The initial underlying basket level is 100. The final underlying basket level will be the closing level of the underlying basket on the determination date. The closing level of the underlying basket on any trading day is the sum of the following: (i) the closing level of the EURO STOXX 50® Index on such trading day divided by the initial EURO STOXX 50® Index level, multiplied by the initial weighted value of the EURO STOXX 50® Index plus

(ii) the closing level of the Nikkei 225 on such trading day divided by the initial Nikkei 225 level, multiplied by the initial weighted value of the Nikkei 225 plus (iii) the closing level of the FTSE® 100 Index on such trading day divided by the initial FTSE® 100 Index level, multiplied by the initial weighted value of the FTSE® 100 Index plus (iv) the closing level of the Swiss Market Index on such trading day divided by the initial Swiss Market Index level, multiplied by the initial weighted value of the Swiss Market Index plus (v) the closing level of the S&P/ASX 200 Index on such trading day divided by the initial S&P/ASX 200 Index level, multiplied by the initial weighted value of the S&P/ASX 200 Index. The upside gearing is 2.71.

The initial weighted value for each of the underlying basket indices is expected to equal the product of the initial weight of such underlying basket index times the initial underlying basket level. The initial weight of each underlying basket index is shown in the table below:

Underlying Basket Index	Initial Weight in Underlying Basket
EURO STOXX 50® Index	40.00%
Nikkei 225	25.00%
FTSE® 100 Index	17.50%
Swiss Market Index	10.00%
S&P/ASX 200 Index	7.50%

Stated Maturity Date

The stated maturity date is June 30, 2028, unless that day is not a business day, in which case the stated maturity date will be the next following business day. If the determination date is postponed as described under “— Determination Date” below, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.

Determination Date

The determination date is June 28, 2028, unless the calculation agent determines that a market disruption event with respect to an underlying basket index occurs or is continuing on such day or such day is not a trading day with respect to an underlying basket index. In that event, the determination date will be the first following trading day on which the calculation agent determines that, on or subsequent to the originally scheduled determination date, each underlying basket index has had at least one trading day on which no market disruption event has occurred or is continuing and the closing level of each underlying basket index will be determined on or prior to the postponed determination date as set forth under “— Consequences of a Market Disruption Event or a Non-Trading Day” below. (In such case, the determination date may differ from the dates on which the levels of one or more underlying basket indices are determined for the purpose of the calculations to be performed on the determination date.) In no event, however, will the determination date be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date. On such last possible determination date, if a market disruption event occurs or is continuing with respect to an underlying basket index that has not yet had such a trading day on which no market disruption event has occurred or is continuing or if such last possible day is not a trading day with respect to such underlying basket index, that day will nevertheless be the determination date.

Call Observation Date

The call observation date is July 1, 2024, unless the calculation agent determines that a market disruption event with respect to an underlying basket index occurs or is continuing on such day or such day is not a trading day with respect to an underlying basket index. In that event, the call observation date will be the first following trading day on which the calculation agent determines that, on or subsequent to such originally scheduled call observation date, each underlying basket index has had at least one trading day on which no market disruption event has occurred or is continuing and the closing level of each underlying basket index for that call observation date will be determined on or prior to the postponed call observation date as set forth under “— Consequences of a Market Disruption Event or a Non-Trading Day.” (In such case, the call observation date may differ from the dates on which the levels of one or more underlying basket indices are determined for the purpose of the calculations to be performed on the call observation date.) In no event, however, will the call observation date be postponed to a date later than the originally scheduled call payment date or, if the originally scheduled call payment date is not a business day, later than the first business day after the originally scheduled call payment date. On such last possible call observation date, if a market disruption event occurs or is continuing with respect to an underlying basket index that has not yet had such a trading day on which no market disruption event has occurred or is continuing or if such last possible day is not a trading day with respect to such underlying basket index, that day will nevertheless be the call observation date.

Call Payment Date

If your notes are automatically called on the call observation date, on the call payment date (July 5, 2024, unless that day is not a business day, in which case the call payment date will be postponed to the next following business day; if the call observation date is postponed as described under “— Call Observation Date” above, the call payment date will be postponed by the same number of business day(s) from but excluding the originally scheduled call observation date to and including the actual call observation date) you will receive an amount in cash equal to the sum of (i) $10 plus (ii) the product of $10 times the call return, and no further payments will be made on the notes since your notes will no longer be outstanding. The call return is 8.00%, resulting in a payment on the call payment date equal to $10.80 for each $10 of the face amount of your notes.

Consequences of a Market Disruption Event or a Non-Trading Day

If a market disruption event with respect to any underlying basket index occurs or is continuing on a day that would otherwise be the call observation date or the determination date, or such day is not a trading day, then the call observation date or the determination date will be postponed as described under “— Call Observation Date” or “— Determination Date” above. As a result of any of the foregoing, the stated maturity date or call payment date for your notes may also be postponed, as described under “ — Stated Maturity Date” or “— Call Payment Date” above. If the determination date or the call observation date is postponed due to a market disruption event or non-trading day with respect to one or more of the underlying basket indices, the closing level of the underlying basket for the postponed determination date or the postponed call observation date, as applicable, will be calculated based on (i) the closing level of each of the underlying basket indices that is not affected by the market disruption event or non-trading day, if any, on the originally scheduled determination date or originally scheduled call observation date, (ii) the closing level of each of the underlying basket indices that is affected by the market disruption event or non-trading day on the first trading day following the originally scheduled determination date or originally scheduled call observation date on which no market disruption event exists for that underlying basket index, and (iii) the calculation agent’s assessment, in good faith, in its sole discretion, of the closing level of each underlying basket index on the last possible postponed determination date or call observation date, with respect to each underlying basket index as to which a market disruption event or non-trading day continues through the last possible postponed determination date or call observation date. As a result, this could result in the closing level of differing underlying basket indices being determined on different calendar dates. For the avoidance of doubt, once the closing level for one or more underlying basket indices is determined for a determination date or call observation date, the occurrence of a later market disruption event or non-trading day will not alter such calculation.

Discontinuance or Modification of an Underlying Basket Index

If, with respect to an underlying basket index, the underlying basket index sponsor discontinues publication of such underlying basket index and such underlying basket index sponsor or anyone else publishes a substitute index that the calculation agent determines is comparable to the applicable underlying basket index or if the calculation agent designates a substitute index, then the calculation agent will determine the cash settlement amount on the call payment date or the stated maturity date, as applicable, by reference to the substitute index. We refer to any substitute index approved by the calculation agent as a successor index.

If the calculation agent determines on the call observation date or the determination date, as applicable, that the publication of an underlying basket index is discontinued and there is no successor index, the calculation agent will determine the cash settlement amount on the call payment date or the stated maturity date, as applicable, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the underlying basket index.

If the calculation agent determines that (i) an underlying basket index, the underlying index stocks comprising that underlying basket index or the method of calculating that underlying basket index is changed at any time in any respect — including any addition, deletion or substitution and any reweighting or rebalancing of the underlying basket index or the underlying index stocks and whether the change is made by the underlying basket index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the underlying index stocks or their issuers or is due to any other reason — and is not otherwise reflected in the level of the underlying basket index by the underlying basket index sponsor pursuant to the then-current index methodology of the underlying basket index or (ii) there has been a split or reverse split of the underlying basket index, then the calculation agent will be permitted (but not required) to make such adjustments in such underlying basket index or the method of its calculation and its underlying basket index weighting as it believes are appropriate to ensure that the levels of such underlying basket index used to determine the cash settlement amount on the call payment date or the stated maturity date, as applicable, is equitable.

All determinations and adjustments to be made by the calculation agent with respect to an underlying basket index may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series F medium-term notes, which include your notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each of your notes as the outstanding principal amount of that note. Although the terms of your notes differ from those of the other Series F medium-term notes, holders of specified percentages in principal amount of all Series F medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series F medium-term notes, including your notes, except with respect to certain Series F medium-term notes if the terms of such notes specify that the holders of specified percentages in principal amount of all of such notes must also consent to such action. This action may involve changing some of the terms that apply to the Series F medium-term notes or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority in principal amount of such affected debt securities. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants.

Manner of Payment

Any payment on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day may have a different meaning than it does for other Series F medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent in its sole discretion will make all determinations regarding the underlying basket indices, the closing level of the underlying basket on the call observation date, the final underlying basket level, the determination date, the call observation date, the call payment date, business days, trading days, postponement of the call payment date or the stated maturity date and the amount of cash payable on your notes at maturity. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that GS&Co., our affiliate, is currently serving as the calculation agent as of the date of this prospectus supplement. We may change the calculation agent for your notes at any time after the date of this prospectus supplement without notice and GS&Co. may resign as calculation agent at any time upon 60 days' written notice to us.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a New York business day as described under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Business Days” on page 21 in the accompanying prospectus.

Trading Day

When we refer to a trading day with respect to any of the Nikkei 225, the FTSE® 100 Index, the Swiss Market Index and the S&P/ASX 200 Index, we mean a day on which the respective principal securities markets for all of the respective underlying index stocks are open for trading, the respective underlying basket index sponsor is open for business and such underlying basket index is calculated and published by the respective underlying basket index sponsor. Although an underlying basket index sponsor of any such index may publish an underlying basket index level with respect to an underlying basket index on a day when one or more of the principal securities markets for the underlying basket index’s underlying index stocks are closed, that day would not be a trading day for purposes of such underlying basket index.

When we refer to a trading day with respect to the EURO STOXX 50® Index, we mean a day on which such underlying basket index is calculated and published by the underlying basket index sponsor, regardless of whether one or more of the principal securities markets for the underlying index stocks are closed on that day, if the underlying basket index sponsor publishes the level of such underlying basket index on that day.

Closing Level

When we refer to the closing level for an underlying basket index on any trading day, we mean the official closing level of such underlying basket index or any successor index published on such trading day by the underlying basket index sponsor.

Default Amount

The default amount for your notes on any day (except as provided in the last sentence under “— Default Quotation Period” below), will be an amount in the specified currency for the face amount of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•
the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus
•
the reasonable expenses, including reasonable attorneys' fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•
no quotation of the kind referred to above is obtained, or
•
every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose securities are, rated either:

•
A-1 or higher by Standard & Poor's Ratings Services or any successor, or any other comparable rating then used by that rating agency, or
•
P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

With respect to any given trading day, any of the following will be a market disruption event with respect to an underlying basket index:

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a suspension, absence or material limitation of trading in underlying index stocks constituting 20% or more, by weight, of the underlying basket index on their respective primary markets, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or
●
a suspension, absence or material limitation of trading in option or futures contracts relating to the underlying basket index or to underlying index stocks constituting 20% or more, by weight, of the underlying basket index in the respective primary markets for those contracts, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or
●
underlying index stocks constituting 20% or more, by weight, of the underlying basket index, or option or futures contracts, if available, relating to the underlying basket index or to underlying index stocks constituting 20% or more, by weight, of the underlying basket index are not trading on what were the respective primary markets for those underlying index stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of GS Finance Corp. or any of its affiliates to unwind all or a material portion of a hedge that could be effected with respect to the notes. For more information about hedging by GS Finance Corp. and/or any of its affiliates, see “Use of Proceeds” and “Hedging” below.

The following events will not be market disruption events with respect to an underlying basket index:

●
a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and
●
a decision to permanently discontinue trading in option or futures contracts relating to the underlying basket index or to any underlying index stock.

For this purpose, an “absence of trading” in the primary securities market on which an underlying index stock is traded, or on which option or futures contracts relating to the underlying basket index or an underlying index stock are traded, will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an underlying index stock or in option or futures contracts, if available, relating to the underlying basket index, or an underlying index stock in the primary market for that stock or those contracts, by reason of:

●
a price change exceeding limits set by that market,
●
an imbalance of orders relating to that underlying index stock or those contracts, or
●
a disparity in bid and ask quotes relating to that underlying index stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

A market disruption event with respect to one underlying basket index will not, by itself, constitute a market disruption event for any unaffected underlying basket index.

As is the case throughout this prospectus supplement, references to an underlying basket index in this description of market disruption events includes such underlying basket index and any successor index as it may be modified, replaced or adjusted from time to time.

USE OF PROCEEDS

We will lend the net proceeds from the sale of the offered notes to The Goldman Sachs Group, Inc. or its affiliates. The Goldman Sachs Group, Inc. will use the proceeds from such loans for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

HEDGING

In anticipation of the sale of the offered notes, we and/or our affiliates have entered into or expect to enter into hedging transactions involving purchases of listed or over-the-counter options, futures and other instruments linked to the underlying basket indices on or before the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates may enter into additional hedging transactions and unwind those we have entered into in connection with the offered notes and perhaps in connection with other index-linked notes we issue, some of which may have returns linked to the underlying basket indices or the underlying index stocks. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

●
expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the underlying basket indices or some or all of the underlying index stocks,
●
may take or dispose of positions in the securities of the underlying index stock issuers themselves,
●
may take or dispose of positions in listed or over-the-counter options or other instruments based on indexes designed to track the performance of the stock exchanges or other components of the equity markets, and/or
●
may take short positions in the underlying index stocks or other securities of the kind described above— i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the underlying basket indices or the underlying index stocks. We expect these steps to involve sales of instruments linked to the underlying basket indices on or shortly before the determination date. These steps may also involve sales and/or purchases of some or all of the underlying index stocks, or listed or over-the-counter options, futures or other instruments linked to any one or more of the underlying basket indices, some or all of the underlying index stocks or indices designed to track the performance of the U.S., European, Asian or other stock exchanges or other components of the U.S., European, Asian or other equity markets or other components of such markets.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity. See “Additional Risk Factors Specific to Your Notes” above for a discussion of these adverse effects.

THE UNDERLYING BASKET AND THE UNDERLYING BASKET INDICES

THE UNDERLYING BASKET

The underlying basket is comprised of the following underlying basket indices with the following initial weights within the basket: the EURO STOXX 50® Index (40.00% weighting), the Nikkei 225 (25.00% weighting), the FTSE® 100 Index (17.50% weighting), the Swiss Market Index (10.00% weighting) and the S&P/ASX 200 Index (7.50% weighting).

EURO STOXX 50® Index

The EURO STOXX 50® Index is a free-float market capitalization-weighted index of 50 European blue-chip stocks. The 50 stocks included in the EURO STOXX 50® Index are allocated to one of the following Eurozone countries based on their country of incorporation, primary listing and largest trading volume: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. For more details about the EURO STOXX 50® Index, the underlying basket index sponsor and license agreement between the underlying basket index sponsor and the issuer, see “The Underliers — EURO STOXX 50® Index” on page S-32 of the accompanying underlier supplement no. 34.

The EURO STOXX 50® is the intellectual property of STOXX Limited, Zurich, Switzerland and/or its licensors (“Licensors”), which is used under license. The securities or other financial instruments based on the index are in no way sponsored, endorsed, sold or promoted by STOXX and its Licensors and neither STOXX nor its Licensors shall have any liability with respect thereto.

Nikkei 225

The Nikkei Stock Average, more commonly known as the Nikkei 225, is a price-weighted equity index comprised of 225 highly liquid stocks of the Tokyo Stock Exchange Prime Market and aims to maintain long-term continuity and reflect changes in industry structure and provide a benchmark for the Japanese equity markets and the Japanese economy. For more details about the Nikkei 225, the underlier sponsor and license agreement between the underlier sponsor and the issuer, see “The Underliers — Nikkei 225” on page S-73 of the accompanying underlier supplement no. 34.

Goldman Sachs has entered into a non-exclusive license agreement with Nikkei Inc. (“NKI”) whereby GS Finance Corp., in exchange for a fee, will be permitted to use the Nikkei 225 in connection with the offer and sale of your security. Any intellectual property rights relating to the Nikkei 225 belong to NKI. Goldman Sachs is not affiliated with NKI; the only relationship between NKI and Goldman Sachs is the licensing of the use of the Nikkei 225 and trademarks relating to the Nikkei 225.

NKI is under no obligation to continue the calculation and dissemination of the Nikkei 225. Your security is not sponsored, endorsed, sold or otherwise promoted by NKI. No inference should be drawn from the information contained herein that NKI makes any representation or warranty, express or implied, to us or any holder of your security or any member of the public regarding the advisability of investing in securities generally or in your security in particular or the ability of the Nikkei 225 to track generally stock market performance.

NKI determines, composes and calculates the Nikkei 225 without regard to your security. NKI has no obligation to take into account your interest, or that of anyone else having an interest, in your security in determining, composing or calculating the Nikkei 225 or any successor index. NKI is not responsible for and has not participated in the determination of the terms, prices or amount of your security and will not be responsible for or participate in any determination or calculation regarding the principal amount of your security payable at the stated maturity date. NKI has no obligation or liability in connection with the administration, marketing or trading of your security.

Neither NKI nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of the Nikkei 225. NKI disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Nikkei 225 or the manner in which the Nikkei 225 is applied in determining the level of the Nikkei 225 or any amount payable upon maturity of your security.

NKI DOES NOT GUARANTEE THE ACCURACY OR THE COMPLETENESS OF THE NIKKEI 225 OR ANY DATA INCLUDED IN THE NIKKEI 225. NKI ASSUMES NO LIABILITY FOR ANY ERRORS OR OMISSIONS.

FTSE® 100 Index

The FTSE® 100 Index is a market capitalization-weighted index of the 100 most highly capitalized U.K. listed blue chip companies traded on the London Stock Exchange. For more details about the FTSE® 100 Index, the underlying basket index sponsor and license agreement between the underlying basket index sponsor and the issuer, see “The Underliers - The FTSE® 100 Index” on page S-39 of the accompanying underlier supplement no. 34.

“FTSE®”, “FT-SE®”, “Footsie®”, “FTSE4Good®” and “techMARK” are trademarks owned by the Exchange and are used by FTSE under license. “All-World®”, “All-Share®” and “All-Small®” are trademarks of FTSE.

The FTSE®100 Index is calculated by FTSE. FTSE does not sponsor, endorse or promote this product and is not in any way connected to it and does not accept any liability in relation to its issue, operation and trading.

All copyright and database rights in the index values and constituent list vest in FTSE. GS Finance Corp. has obtained full license from FTSE to use such copyrights and database rights in the creation of this product.

Swiss Market Index (SMI®)

The Swiss Market Index is a price return float-adjusted market capitalization-weighted index of the 20 largest and most liquid stocks traded on the SIX Swiss Exchange and represents more than 75% of the free-float market capitalization of the entire Swiss market. For more details about the Swiss Market Index, the underlying basket index sponsor and license agreement between the underlying basket index sponsor and the issuer, see “The Underliers — Swiss Market Index” on page S-130 of the accompanying underlier supplement no. 34.

SIX Swiss Exchange AG (“SIX Swiss Exchange”) and its licensors (“Licensors”) have no relationship to GS Finance Corp., other than the licensing of the SMI® and the related trademarks for use in connection with the offered notes.

SIX Swiss Exchange and its Licensors do not:

•
sponsor, endorse, sell or promote the offered notes.
•
recommend that any person invest in the offered notes or any other securities.
•
have any responsibility or liability for or make any decisions about the timing, amount or pricing of the offered notes.
•
have any responsibility or liability for the administration, management or marketing of the offered notes.
•
consider the needs of the offered notes or the owners of the offered notes in determining, composing or calculating the SMI® or have any obligation to do so.

SIX Swiss Exchange and its Licensors give no warranty, and exclude any liability (whether in negligence or otherwise), in connection with the offered notes or their performance.

SIX Swiss Exchange does not assume any contractual relationship with the purchasers of the offered notes or any other third parties.

Specifically, SIX Swiss Exchange and its Licensors do not give any warranty, express or implied, and exclude any liability for:

•
The results to be obtained by the offered notes, the owner of the offered notes or any other person in connection with the use of the SMI® and the data included in the SMI®;
•
The accuracy, timeliness, and completeness of the SMI® and its data;
•
The merchantability and the fitness for a particular purpose or use of the SMI® and its data;
•
The performance of the offered notes generally.

SIX Swiss Exchange and its Licensors give no warranty and exclude any liability, for any errors, omissions or interruptions in the SMI® or its data;

Under no circumstances will SIX Swiss Exchange or its Licensors be liable (whether in negligence or otherwise) for any lost profits or indirect, punitive, special or consequential damages or losses, arising as a result of such errors, omissions or interruptions in the SMI® or its data or generally in relation to the offered notes, even in circumstances where SIX Swiss Exchange or its Licensors are aware that such loss or damage may occur.

The licensing Agreement between GS Finance Corp. and SIX Swiss Exchange is solely for their benefit and not for the benefit of the owners of the offered notes or any other third parties.

S&P/ASX 200 Index

The S&P/ASX 200 Index includes 200 of the largest and most liquid stocks listed on the Australian Securities Exchange by float-adjusted market capitalization. The S&P/ASX 200 Index is not limited solely to companies having their primary operations or headquarters in Australia or to companies having their primary listing on the ASX, and all securities that have their primary or secondary listing on the ASX are eligible for inclusion. For more details about the S&P/ASX 200 Index, the underlying basket index sponsor and license agreement between the underlying basket index sponsor and the issuer, see “The Underliers — S&P/ASX 200 Index” on page S-93 of the accompanying underlier supplement no. 34.

The “S&P/ASX 200” is a product of S&P Dow Jones Indices LLC or its affiliates (“SPDJI”) and ASX Operations Pty Ltd, and has been licensed for use by GS Finance Corp. (“Licensee”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). ASX 200 is a registered trademark of ASX Operations Pty Ltd. The trademarks have been licensed to SPDJI and have been sublicensed for use for certain purposes by Licensee. Licensee’s Product(s) are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”) or ASX Operations Pty Ltd. Neither S&P Dow Jones Indices nor ASX Operations Pty Ltd make any representation or warranty, express or implied, to the owners of the Licensee’s Product(s) or any member of the public regarding the advisability of investing in securities generally or in Licensee’s Product(s) particularly or the ability of the S&P/ASX 200 to track general market performance. S&P Dow Jones Indices and ASX Operations Pty Ltd only relationship to Licensee with respect to the S&P/ASX 200 is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The S&P/ASX 200 is determined, composed and calculated by S&P Dow Jones Indices ASX Operations Pty Ltd. without regard to Licensee or the Licensee’s Product(s). S&P Dow Jones Indices and ASX Operations Pty Ltd. have no obligation to take the needs of Licensee or the owners of Licensee’s Product(s) into consideration in determining, composing or calculating the S&P/ASX 200. Neither S&P Dow Jones Indices nor ASX Operations Pty Ltd. are responsible for and have not participated in the determination of the prices, and amount of Licensee’s Product(s) or the timing of the issuance or sale of Licensee’s Product(s) or in the determination or calculation of the equation by which Licensee’s Product(s) is to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices and ASX Operations Pty Ltd. have no obligation or liability in connection with the administration, marketing or trading of Licensee’s Product(s). There is no assurance that investment products based on the S&P/ASX 200 will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

NEITHER S&P DOW JONES INDICES NOR THIRD PARTY LICENSOR GUARANTEES THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P/ASX 200 OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES AND ASX OPERATIONS PTY LTD. SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES AND ASX OPERATIONS PTY LTD. MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE LICENSEE’S PRODUCT(S), OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P/ASX 200 OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES OR ASX OPERATIONS PTY LTD. BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND LICENSEE, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Historical Closing Levels of the Underlying Basket Indices

The closing levels of the underlying basket indices have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underlying basket indices have recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing levels of the underlying basket indices during the period shown below is not an indication that the underlying basket indices are more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the underlying basket indices as an indication of the future performance of the underlying basket indices, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the underlying basket indices or the underlying index stocks will result in your receiving an amount greater than the outstanding face amount of your notes, or that you will not incur a loss on your investment, on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying basket indices. Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlying basket indices between the date of this prospectus supplement and the date of your purchase of the offered notes, and given the recent volatility described above, you should pay particular attention to recent levels of the underlying basket indices. The actual performance of the underlying basket indices over the life of the offered notes, as well as the cash settlement amount, may bear little relation to the historical levels shown below.

The graphs below show the daily historical closing levels of each underlying basket index from January 1, 2018 through June 28, 2023. As a result, the following graphs do not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices. We obtained the closing levels in the graphs below from Bloomberg Financial Services, without independent verification.

Historical Performance of the EURO STOXX 50® Index

Historical Performance of the Nikkei 225

Historical Performance of the FTSE 100® Index

Historical Performance of the Swiss Market Index

Historical Performance of the S&P/ASX 200 Index

Historical Underlying Basket Levels

The following graph is based on the underlying basket closing level for the period from January 1, 2018 through June 28, 2023 assuming that the underlying basket closing level was 100 on January 1, 2018. We derived the underlying basket closing levels based on the method to calculate the underlying basket closing level as described in this prospectus supplement and on actual closing levels of the relevant underlying basket indices on the relevant date. The underlying basket closing level has been normalized such that its hypothetical level on January 1, 2018 was 100. As noted in this prospectus supplement, the initial underlying basket level will be set at 100 on the trade date. The underlying basket closing level can increase or decrease due to changes in the levels of the underlying basket indices.

Historical Performance of the Underlying Basket

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. In addition, it is the opinion of Sidley Austin llp that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•
a dealer in securities or currencies;
•
a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•
a bank;
•
a life insurance company;
•
a regulated investment company;
•
an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•
a tax exempt organization;
•
a partnership;
•
a person that owns a note as a hedge or that is hedged against interest rate risks;
•
a person that owns a note as part of a straddle or conversion transaction for tax purposes; or
•
a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

•
a citizen or resident of the United States;
•
a domestic corporation;
•
an estate whose income is subject to U.S. federal income tax regardless of its source; or
•
a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your notes for all tax purposes as pre-paid derivative contracts in respect of the underlying basket indices. Except as otherwise stated below, the discussion herein assumes that the notes will be so treated.

Upon the sale, exchange, redemption or maturity of your notes, you should recognize capital gain or loss equal to the difference, if any, between the amount realized on the sale, exchange, redemption or maturity and your tax basis in your notes. Your tax basis in the notes will generally be equal to the amount that you paid for the notes. If you hold your notes for more than one year, the gain or loss generally will be long-term capital gain or loss. If you hold your notes for one year or less, the gain or loss generally will be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment debt instruments. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield – i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes – and then determining a payment schedule as of the applicable original issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange, redemption or maturity of your notes would be treated as ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to a person who purchases notes at a price other than the adjusted issue price as determined for tax purposes.

It is also possible that your notes could be treated in the manner described above, except that any gain or loss that you recognize at maturity or upon redemption would be treated as ordinary gain or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for U.S. federal income tax purposes.

It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you that are different from those described above. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your notes for U.S. federal income tax purposes.

Possible Change in Law

On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered notes, including whether holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above under “Tax Treatment” unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

Backup Withholding and Information Reporting

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” with respect to payments on your notes and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — United States Holders” in the accompanying prospectus. Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting—United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

Non-United States Holders

This section applies to you only if you are a non-United States holder. You are a non-United States holder if you are the beneficial owner of notes and are, for U.S. federal income tax purposes:

•
a nonresident alien individual;
•
a foreign corporation; or
•
an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — Non-United States Holders” with respect to payments on your notes at maturity or upon redemption and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — Non-United States Holders” in the accompanying prospectus.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your notes at maturity or upon redemption to be subject to withholding, even if you comply with certification requirements as to your foreign status.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity or upon redemption with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective non-United States holders of the notes should consult their tax advisors in this regard.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon the sale, exchange, redemption or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on any of the stocks included in the underlying basket indices during the term of the notes. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2025, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules.

.

Employee Retirement Income Security Act

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions include: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90 1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and neither The Goldman Sachs Group, Inc. nor any of its affiliates has provided investment advice in connection with such person’s acquisition, disposition or holding of the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan), and propose to invest in the notes, you should consult your legal counsel.

Supplemental Plan of Distribution

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this prospectus supplement, and to UBS Financial Services Inc. at such price less a concession not in excess of 2.50% of the face amount.

In connection with the initial offering of the notes, the minimum face amount of notes that may be purchased by any investor is $1,000.

In the future, GS&Co. or other affiliates of GS Finance Corp. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We will deliver the notes against payment therefor in New York, New York on June 30, 2023.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii) a customer within the meaning of Directive (EU) 2016/97 where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii) not a qualified investor as defined in Regulation (EU) 2017/1129; and

(b) the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

The notes may not be offered, sold or otherwise made available to any retail investor in the United Kingdom. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the "UK PRIIPs Regulation") for offering or selling the notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or

(ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000, as amended (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA;

(iii) or not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA; and

(b) the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to GS Finance Corp. or The Goldman Sachs Group, Inc.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance; and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder.

This prospectus supplement, along with the accompanying prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, along with the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

The notes are not offered, sold or advertised, directly or indirectly, in, into or from Switzerland on the basis of a public offering and will not be listed on the SIX Swiss Exchange or any other offering or regulated trading facility in

Switzerland. Accordingly, neither this prospectus supplement nor any accompanying prospectus supplement, prospectus or other marketing material constitute a prospectus as defined in article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus as defined in article 32 of the Listing Rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland. Any resales of the notes by the underwriters thereof may only be undertaken on a private basis to selected individual investors in compliance with Swiss law. This prospectus supplement and accompanying prospectus and prospectus supplement may not be copied, reproduced, distributed or passed on to others or otherwise made available in Switzerland without our prior written consent. By accepting this prospectus supplement and accompanying prospectus and prospectus supplement or by subscribing to the notes, investors are deemed to have acknowledged and agreed to abide by these restrictions. Investors are advised to consult with their financial, legal or tax advisers before investing in the notes.

Conflicts of Interest

GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc., and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

VALIDITY OF THE NOTES AND GUARANTEE

In the opinion of Sidley Austin llp, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this prospectus supplement have been executed and issued by GS Finance Corp., such notes have been authenticated by the trustee pursuant to the indenture, and such notes have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such notes will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 18, 2023, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on January 18, 2023.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying underlier supplement no. 34, the accompanying prospectus supplement and the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement, the accompanying underlier supplement no. 34, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under the circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement, the accompanying underlier supplement no. 34, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

TABLE OF CONTENTS
Prospectus Supplement

Page
Summary Information	S-3
Hypothetical Examples	S-6
Additional Risk Factors Specific to Your Notes	S-11
Specific Terms of Your Notes	S-21
Use of Proceeds	S-29
Hedging	S-29
The Underlying Basket and the Underlying Basket Indices	S-30
Supplemental Discussion of U.S. Federal Income Tax Consequences	S-37
Employee Retirement Income Security Act	S-41
Supplemental Plan of Distribution	S-42
Conflicts of Interest	S-44
Validity of the Notes and Guarantee	S-45

Underlier Supplement No. 34 dated June 9, 2023
Additional Risk Factors Specific to the Securities	S-2
The Underliers	S-17
Descriptions of the Indices
Dow Jones Industrial Average®	S-20
Dow Jones U.S. Select Dividend Index	S-24
EURO STOXX 50® Index	S-34
FTSE® 100 Index	S-41
MSCI Indices	S-48
MSCI USA Momentum Top 50 Select Index	S-56
Nasdaq-100 Index®	S-60
Nasdaq-100 Technology Sector Index	S-68
Nikkei 225	S-74
Russell 2000® Index	S-78
Russell 2000® Value Index	S-86
S&P/ASX 200 Index	S-95
S&P 500® Daily Risk Control 10% USD Excess Return Index	S-102
S&P 500® Index	S-106
S&P 500® Value Index	S-114
S&P 500® Volatility Plus Daily Risk Control Index	S-117
S&P MidCap 400® Index	S-120
Swiss Market Index	S-128
TOPIX	S-132
Non-Seasonally Adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers	S-138
Descriptions of the Exchange-Traded Funds
Financial Select Sector SPDR® Fund	S-141
iShares® MSCI EAFE ETF	S-144
iShares® MSCI Emerging Markets ETF	S-146
iShares® Russell 1000 Value ETF	S-149
SPDR® S&P 500® ETF Trust	S-159
SPDR® S&P® Biotech ETF	S-161
SPDR® S&P® Oil & Gas Exploration & Production ETF	S-167

Prospectus Supplement dated February 13, 2023
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-11
United States Taxation	S-14
Employee Retirement Income Security Act	S-15
Supplemental Plan of Distribution	S-16
Validity of the Notes and Guarantees	S-18
Prospectus dated February 13, 2023
Available Information	2
Prospectus Summary	4
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	8
Use of Proceeds	13
Description of Debt Securities We May Offer	14
Description of Warrants We May Offer	70
Description of Units We May Offer	88
GS Finance Corp.	93
Legal Ownership and Book-Entry Issuance	95
Considerations Relating to Floating Rate Securities	101
Considerations Relating to Indexed Securities	103
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	104
United States Taxation	107
Plan of Distribution	125
Conflicts of Interest	127
Employee Retirement Income Security Act	128
Validity of the Securities and Guarantees	129
Independent Registered Public Accounting Firm	130
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	130

$11,107,620

GS Finance Corp.

Basket-Linked Buffer Autocallable Securities due 2028

guaranteed by

The Goldman Sachs Group, Inc.

____________

____________

Goldman Sachs & Co. LLC

UBS Financial Services Inc.

Selling Agent